Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
DermTech, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)	500,000 shares (3)	$2.49	$1,245,000	$0.0001102	$137.20
Total Offering Amounts					$1,245,000		$137.20
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$137.20

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of DermTech, Inc. (the “Registrant”), which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Registrant’s Second Amended and Restated 2022 Inducement Equity Incentive Plan (the “Second A&R Inducement Plan”).

(2)This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457 (h) under the Securities Act as follows: the fee is calculated on the basis of the basis of the price at which the options may be exercised.

(3)Represents increase in authorized shares of Common Stock reserved for issuance under the Inducement Plan, as approved by the Registrant’s Board of Directors in May 2023, all of which are issuable upon the exercise of an outstanding option granted under the Second A&R Inducement Plan to the Registrant’s chief executive officer, Bret Christensen, as previously disclosed in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2023, at an exercise price of $2.49 per share.